Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER RESULTS
AND PHASED REOPENING OF STORES

Dublin, California, May 21, 2020 -- Ross Stores, Inc. (NASDAQ: ROST) today reported its financial results for the fiscal 2020 first quarter. Both sales and earnings reflect the closure of all Ross Dress for Less® and dd’s DISCOUNTS® locations starting on March 20th through the quarter end due to the ongoing spread of COVID-19 throughout the United States.

More recently, on May 14th, the Company began a phased process of reopening stores on a market by market basis. This followed a careful review of current guidance from health officials and advisors, as well as federal, state, and local governments. Approximately 700 stores have reopened since, with the remaining stores expected to be reopened over the coming weeks.

For the 13 weeks ended May 2, 2020, the Company reported a loss per share of ($0.87), versus earnings per share of $1.15 for the prior year period. The net loss for the 2020 first quarter was $306 million, compared to net income of $421 million last year. Total first quarter sales were $1.8 billion, down from $3.8 billion in the prior year. Given that stores were open for less than seven weeks of the 13-week period, the Company is not reporting comparable store sales.

First quarter 2020 results also include a one-time, non-cash inventory valuation charge of $313 million or $0.58 per share resulting from the extended period of store closures.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Barbara Rentler, Chief Executive Officer, commented, “Our first quarter results reflect the unprecedented impact the COVID-19 pandemic has had on our business, which led to the closure of all stores and our first quarterly operating loss in more than 30 years. Operating margin for the period was negatively affected by the significant revenue decline from stores being closed for approximately half of the quarter and the aforementioned one-time, non-cash inventory valuation charge.”

Ms. Rentler added, “In response to the economic disruption created by this global health crisis, we quickly took decisive actions to increase our liquidity and financial flexibility. These included drawing down $800 million under our revolving credit facility, completing a $2.0 billion public bond offering, suspending our stock repurchase program, and aggressively cutting costs throughout the Company, including ongoing expenses and capital expenditures. Today we are announcing several additional actions, which include the suspension of our quarterly dividend program and reduced new store openings for the year.”

Looking ahead, Ms. Rentler said, “We have a deep bench of proven and experienced leaders throughout the business as well as a very strong financial foundation with over $3.0 billion in liquidity, which in addition to our cash balances includes a new $500 million revolving credit facility. All of this makes us confident in our ability to successfully navigate through these challenging times. We look forward to gradually reopening all of our stores fairly soon when we can return to our mission of providing compelling bargains in a safe environment for our associates and customers.”

Ms. Rentler concluded, “The reopening of our stores will be largely dependent on guidance from health officials as well as government directives. Given the lack of visibility created by COVID-19 and the unknown extent of the impact the virus will have on consumer demand and store productivity, we are not providing second quarter and 2020 full year sales and earnings guidance.”

The Company will host a conference call on Thursday, May 21, 2020 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6567612 until 8:00 p.m. Eastern time on May 28, 2020, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding store reopening plans, planned curtailment of new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for further significant business disruptions arising from the recent and ongoing COVID-19 pandemic, including store closures and restrictions on customer access; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to the COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and Form 8-Ks for fiscal 2020. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and NASDAQ 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,566 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 266 dd's DISCOUNTS® in 20 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day.

* * * * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended
($000, except stores and per share data, unaudited)	May 2, 2020	May 4, 2019

Sales	$1,842,673	$3,796,642

Costs and Expenses
Cost of goods sold	1,889,991	2,701,668
Selling, general and administrative	415,305	558,250
Interest expense (income), net	6,666	(5,635)
Total costs and expenses	2,311,962	3,254,283

(Loss) earnings before taxes	(469,289)	542,359
(Benefit) provision for taxes on (loss) earnings	(163,447)	121,217
Net (loss) earnings	$(305,842)	$421,142

(Loss) earnings per share
Basic	$(0.87)	$1.16
Diluted	$(0.87)	$1.15

Weighted average shares outstanding (000)
Basic	352,202	363,085
Diluted	352,202	365,912

Store count at end of period	1,832	1,745

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 2, 2020	May 4, 2019
Assets

Current Assets
Cash and cash equivalents	$2,669,535	$1,366,592
Accounts receivable	49,624	121,607
Merchandise inventory	1,757,263	1,813,773
Prepaid expenses and other	111,493	160,733
Total current assets	4,587,915	3,462,705

Property and equipment, net	2,696,718	2,436,372
Operating lease assets	3,078,373	2,942,980
Other long-term assets	365,040	207,063
Total assets	$10,728,046	$9,049,120

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$706,267	$1,296,183
Accrued expenses and other	374,811	450,762
Current operating lease liabilities	570,832	536,900
Accrued payroll and benefits	166,707	220,376
Income taxes payable	—	89,290
Short-term debt	805,000	—
Total current liabilities	2,623,617	2,593,511

Long-term debt	2,285,614	312,552
Non-current operating lease liabilities	2,631,769	2,514,530
Other long-term liabilities	206,504	226,788
Deferred income taxes	163,150	134,213

Commitments and contingencies

Stockholders’ Equity	2,817,392	3,267,526
Total liabilities and stockholders’ equity	$10,728,046	$9,049,120

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 2, 2020	May 4, 2019

Cash Flows From Operating Activities
Net (loss) earnings	$(305,842)	$421,142
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	90,598	82,757
Stock-based compensation	24,739	19,689
Deferred income taxes	13,471	16,543
Change in assets and liabilities:
Merchandise inventory	75,076	(63,331)
Other current assets	88,286	(41,777)
Accounts payable	(600,918)	122,654
Other current liabilities	(268,925)	(108,208)
Income taxes	(175,142)	56,206
Operating lease assets and liabilities, net	3,001	2,855
Other long-term, net	(2,786)	457
Net cash (used in) provided by operating activities	(1,058,442)	508,987

Cash Flows From Investing Activities
Additions to property and equipment	(139,729)	(95,629)
Proceeds from investments	—	517
Net cash used in investing activities	(139,729)	(95,112)

Cash Flows From Financing Activities
Net proceeds from issuance of short-term debt	805,601	—
Payments of short-term debt	(615)	—
Net proceeds from issuance of long-term debt	1,976,030	—
Payments of debt issuance costs	(3,135)	—
Issuance of common stock related to stock plans	5,444	5,295
Treasury stock purchased	(32,317)	(50,880)
Repurchase of common stock	(132,467)	(320,130)
Dividends paid	(101,414)	(93,722)
Net cash provided by (used in) financing activities	2,517,127	(459,437)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	1,318,956	(45,562)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,411,410	1,478,079
End of period	$2,730,366	$1,432,517

Reconciliations:
Cash and cash equivalents	$2,669,535	$1,366,592
Restricted cash and cash equivalents included in prepaid expenses and other	10,341	11,867
Restricted cash and cash equivalents included in other long-term assets	50,490	54,058
Total cash, cash equivalents, and restricted cash and cash equivalents:	$2,730,366	$1,432,517

Supplemental Cash Flow Disclosures
Interest paid	$4,235	$4,219
Income taxes (refunded) paid	$(1,777)	$48,468